Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

PBF Energy Inc.
(Name of the Issuer and Name of Person Filing Statement)

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward Initial effective date	Carry Forward File Number	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.001 per share	457(c) and 457(f)	8,852,370	N/A	$618,354,502.74	0.0000927	$57,321.47
Fee Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$618,354,502.74		$57,321.47
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$57,321.47

(1)  The number of shares of Class A common stock, par value $0.001 per share (“PBF Energy Common Stock”), of PBF Energy Inc. (“PBF Energy”) being registered is based upon an estimate of the maximum number of common units representing limited partner interests (“PBFX Common Units”) of PBF Logistics LP (“PBFX”) other than PBFX Common Units held directly or indirectly by PBF Energy and its subsidiaries that will be outstanding immediately prior to the Merger (as defined below) and exchanged for such registered shares of PBF Energy Common Stock in connection with the Merger of PBFX with a wholly owned subsidiary of PBF Energy as described herein (the “Merger”), multiplied by the exchange ratio of 0.270 (the “Exchange Ratio”) of a share of PBF Energy Common Stock. Each outstanding PBFX Common Unit exchanged pursuant to the Merger will also be converted into the right to received $9.25 in cash, without interest (the “Cash Consideration”).

(2)  The proposed maximum aggregate offering price was calculated based upon the market value of the PBFX Common Units, the securities to be converted into the right to receive the Merger consideration in the Merger, in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), as follows: the product of (a) $18.86, the average of the high and low prices of a PBFX Common Unit as reported on the New York Stock Exchange on August 22, 2022, and (b) 32,786,559, the estimated maximum number of PBFX Common Units that may be exchanged for the Merger consideration in the Merger, and is estimated solely for the purposes of calculating the registration fee.

(3)  Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000927.